CONFIDENTIAL	Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE
BEEN SEPARATELY FILED WITH THE COMMISSION

Execution Copy

Agreement

           This Agreement (the “Agreement”) is entered into as of April 28, 2008 (the “Effective Date”) by and between TurboChef Technologies, Inc., a Delaware corporation (the “Licensee”), and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Licensor” and, together with Licensee, each a “Party” and together the “Parties”).

           WHEREAS Licensee manufactures, procures, distributes and sells high-quality residential wall speed cook ovens under Licensee’s “TurboChef®” brand (such products offered for sale during the Term (as defined below), the “Products”); provided that Products shall not include any (i) ovens that may be used as countertop or portable appliances or (ii) ovens intended primarily for commercial use (e.g., in restaurants or other food service establishments);

           WHEREAS Martha Stewart (“Stewart”), Licensor’s founder and an employee of Licensor, is renowned for her “how to” skills and expertise in the area of cooking, among other specialties;

    WHEREAS Stewart is a well known person who is the host of the television show The Martha Stewart Show, which currently is broadcast on first-run, syndicated television in the United States;

    WHEREAS Emeril Lagasse, III (“Lagasse”), an employee of Licensor, is a renowned chef who currently operates a number of restaurants and who is host of certain television programs that currently may be viewed on cable television in the United States (each of Stewart and Lagasse are sometimes referred to herein as a “Celebrity” and collectively as the “Celebrities”); and

    WHEREAS Licensee wishes to license from Licensor the right to use the name and likeness of Stewart and Lagasse on and in connection with the promotion of Products, and to obtain certain services of Stewart, Lagasse and Licensor to promote such Products, all in accordance with this Agreement;

           NOW, THEREFORE, the Parties agree as follows:

1.	Grant of Rights.

1.1.
Grant of Stewart Publicity Rights:  Subject to the terms and conditions set forth in this Agreement (including Licensor’s approval rights set forth in Section 3.2), Licensor hereby grants to Licensee the right and license to use Stewart’s name, likeness, voice (and, as may be approved by Licensor, other personal attributes of Stewart) (collectively, “Stewart’s Image”) during the Term (as defined below) solely in connection with the packaging, distribution, sale, advertisement and promotion of Products throughout the United States and Canada (the “Territory”); provided, however, that such license is limited to use of Stewart’s Image solely in connection with the reproduction, performance and display of (a) the Integrations (as defined below) or excerpts thereof as may be permitted by Section 3.1.3, (b) the Stewart Dinner Party Materials (as defined below) as may be permitted by Section 2.3.2 and (c) the Stewart Demo Film (as defined below) as may be permitted by Section 2.4.1.  Products which are sold or marketed using Stewart’s Image and/or Lagasse’s Image (as defined below) under this Agreement are referred to herein as “Covered Products.”  Any use of Stewart’s Image in a manner not expressly permitted under this Agreement shall be deemed a material breach of this Agreement.  Licensor reserves all rights in Stewart’s Image not expressly granted in this Agreement.

CONFIDENTIAL

1.2.
Grant of Lagasse Publicity Rights:  Subject to the terms and conditions set forth in this Agreement (including Licensor’s approval rights set forth in Section 3.2), Licensor hereby grants to Licensee the right and license to use Lagasse’s name, likeness, voice (and, as may be approved by Licensor, other personal attributes of Lagasse) (collectively, “Lagasse’s Image”) during the Term solely in connection with the packaging, distribution, sale, advertisement and promotion of Products throughout the Territory.  Any use of Lagasse’s Image in a manner not expressly permitted under this Agreement shall be deemed a material breach of this Agreement.  Licensor reserves all rights in Lagasse’s Image not expressly granted in this Agreement.

2.	Licensor’s Services.

2.1.
On The Martha Stewart Show:  From time to time during the Term as Licensor deems editorially appropriate, Licensor will air on The Martha Stewart Show or any successor television show hosted by Stewart (the “Stewart TV Show”) a number of integrations of Covered Products, including cooking demonstrations that feature Covered Products (“Integrations”).  Licensor shall exercise commercially reasonable efforts to:  (a) create circumstances so that Integrations would be editorially appropriate for the Stewart TV Show [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] times each period of twelve (12) months during the Term (the parties acknowledge that the Stewart TV Show is expected to be in production less than nine (9) months during any twelve (12) month period); (b) provide Licensee with as much possible advance notice of any planned Integrations during the Term (provided, however, that Licensee acknowledges and agrees that such Integrations may be planned on the day of production and that it may not be possible to give Licensee advance notice in such circumstances); (c) permit one (1) representative of Licensee to have access to the Stewart TV Show studio while any Integration is being performed, space permitting (provided, however, that Licensee acknowledges and agrees that such representative will have no right to appear on-screen or to affect in any manner the content of the Integration, with respect to which Licensor and Stewart shall have absolute discretion).  The manner, number, duration and content of such Integrations will be determined by Licensor in its sole discretion, in consultation with Licensee.  Licensor will permit Licensee to supply and install, and Licensee shall supply and install, at Licensee’s sole expense, at the location on the set of the Stewart TV Show as specified by Licensor (which location may include the on-camera preparation kitchen, the “homebase” demonstration kitchen or such other area of the set as specified by Licensor), a Covered Product as specified by Licensor for use in such Integrations.  Notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees that Licensor in its sole discretion may cease the production of the Stewart TV Show at any time during the Term and that this Section 2.1 shall apply only during periods in which the Stewart TV Show may be in production.

2.2.
The Emeril Green Show: Licensor shall request the producer of the Emeril Green television show or any successor television show hosted by Lagasse (the “Lagasse TV Show”) to permit the installation of a Covered Product on the set of the Lagasse TV Show.  If such approval is obtained, Licensor will permit Licensee to supply and install, and Licensee shall supply and install, at Licensee’s sole expense, at the location on the set of the Lagasse TV Show as specified by Licensor and approved by the producer, a Covered Product as specified by Licensor for use in connection with the Lagasse TV Show.  Licensee acknowledges and agrees that the producer of the Lagasse TV Show, and not Licensor, has the discretion to allow the installation of a Covered Product on the set of the Lagasse TV Show and the failure of such an installation to occur shall not constitute a breach of this Agreement.  Notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees that Licensor in its sole discretion may cease the production of the Lagasse TV Show at any time during the Term and that this Section 2.2 shall apply only during periods in which the Lagasse TV Show may be in production.  Licensor agrees that if it is unable to obtain permission from the producer of the Lagasse TV Show to install a Covered Product on the set of the Lagasse TV Show, then, if Lagasse hosts another television show during the Term, such other television show shall be included within the definition of “Lagasse TV Show.”

CONFIDENTIAL

2.3.	Personal Appearances:

2.3.1.
   Licensee may request that Stewart make up to three (3) personal appearances per Agreement Year (as defined below), either in-person or via satellite or prerecorded film, at designated Licensee events (“Licensee Stewart Events”) in the Territory, which events Licensee may photograph and videotape for the purpose of creating an advertising campaign for Covered Products.  Licensee’s use of any photographs, film or other results of the events containing Stewart’s Image is subject in all respects to Section 3.2.  Each request by Licensee pursuant to Section 2.3.1 must be made in writing at least three (3) months prior to the date of the requested appearance and shall describe in detail the timing, place, purpose, type and size of the Licensee Stewart Event and the nature of the appearance by Stewart that Licensee is requesting (e.g., whether Licensee wishes Stewart to speak publicly).  Stewart, if reasonably permitted by her schedule, will make such requested appearances, provided that such appearances do not conflict with a prior commitment made by Stewart that she cannot reasonably change.  Any appearance by Stewart at any Licensee Stewart Event shall not be required to exceed three (3) hours in duration in the aggregate, measured from the start of such appearance until the end of such appearance, unless Stewart otherwise agrees in her sole discretion. Notwithstanding the foregoing, in no event will Stewart’s declining to appear at a Licensee Stewart Event, or Stewart’s failure to appear at a Licensee Stewart Event at which she agreed to appear because of circumstances beyond her reasonable control, constitute a breach of this Agreement.

2.3.2.
   In addition to the appearances that may be requested pursuant to Section 2.3.1, Licensee may request that Stewart attend up to two (2) dinner parties (“Licensee Stewart Dinner Parties”) per Agreement Year hosted by Licensee in the Territory, including at least one (1) at Stewart’s primary residence (which, as of the Effective Date, is for purposes of this Agreement only, is deemed to be in Bedford, New York; provided that Stewart may change her primary residence at her sole discretion), which events Licensee may photograph and videotape for the purpose of creating an advertising campaign for Covered Products around the theme “dinner party with TurboChef” or such other theme as the Parties may agree upon in writing (any still or moving images or audio recordings from the Licensee Stewart Dinner Parties shall be referred to herein as the “Stewart Dinner Party Materials”).  Licensee shall be responsible for, and shall bear all costs and expenses associated with, hosting, photographing and filming such Licensee Stewart Dinner Parties and obtaining all rights required for use of the resulting photographs and film.  Licensee’s use of any photographs, film or other results of the events containing Stewart’s Image is subject in all respects to Section 3.2.  Each request by Licensee pursuant to Section 2.3.2 must be made in writing at least three (3) months prior to the date of the requested appearance and shall describe in detail the timing, place and size of the Licensee Stewart Dinner Party and the list of intended invitees (each person of which shall be subject to Licensor’s prior approval).  Stewart, if reasonably permitted by her schedule, will attend such Licensee Stewart Dinner Parties, provided that such Licensee Stewart Dinner Parties do not conflict with a prior commitment made by Stewart that she cannot reasonably change. Any personal appearance by Stewart at any Licensee Stewart Dinner Party shall not be required to exceed three (3) hours in duration in the aggregate, measured from the start of such appearance until the end of such appearance, unless Stewart otherwise agrees in her sole discretion. Notwithstanding the foregoing, in no event will Stewart’s declining to appear at a Licensee Stewart Dinner Party, or Stewart’s failure to appear at a Licensee Stewart Dinner Party at which she agreed to appear because of circumstances beyond her reasonable control, constitute a breach of this Agreement.

CONFIDENTIAL

2.3.3.
   Licensee will reimburse Licensor for Stewart’s travel, meal, lodging, security and related expenses reasonably incurred in connection with Stewart’s appearance at any Licensee Stewart Event or Licensee Stewart Dinner Party, including the cost of Stewart’s private plane travel to and from such Licensee Stewart Event or Licensee Stewart Dinner Party, first-class hotel accommodations and first-class ground transportation to and from airports and between the hotel and the site of such Licensee Stewart Event or Licensee Stewart Dinner Party; it being understood that such costs also shall include the costs of security and other personnel who travel with Stewart in the ordinary course.  To the extent that Licensor and Licensee have agreed in writing prior to the incurrence of the expenses, Licensee also will reimburse Licensor for the specifically agreed upon travel and related expenses incurred by additional staff that travel with Stewart for the Licensee Stewart Event or Licensee Stewart Dinner Party.  If Stewart’s appearance is via satellite or prerecorded film in lieu of a personal appearance, Licensee will reimburse Licensor for all reasonable expenses incurred by Licensor in connection with such appearance, including any and all costs associated with Creative Services (as defined below) hereunder.  Licensee will reimburse Licensor for all such expenses within ten (10) days after receipt of Licensor’s written invoice documenting such expenses.

2.3.4.
   Licensee may request that Lagasse make up to three (3) personal appearances per Agreement Year, either in-person or via satellite or prerecorded film, at designated Licensee events (“Licensee Lagasse Events”) in the Territory, which events Licensee may photograph and videotape for the purpose of creating an advertising campaign for Covered Products.  Licensee’s use of any photographs, film or other results of the events containing Lagasse’s Image is subject in all respects to Section 3.2.  Each request by Licensee pursuant to Section 2.3.4 must be made in writing at least three (3) months prior to the date of the requested appearance and shall describe in detail the timing, place, purpose, type and size of the Licensee Lagasse Event and the nature of the appearance by Lagasse that Licensee is requesting (e.g., whether Licensee wishes Lagasse to speak publicly).  Lagasse, if reasonably permitted by his schedule, will make such requested appearances, provided that such appearances do not conflict with a prior commitment made by Lagasse that he cannot reasonably change.  Any appearance by Lagasse at any Licensee Lagasse Event shall not be required to exceed three (3) hours in duration in the aggregate, measured from the start of such appearance until the end of such appearance, unless Lagasse otherwise agrees in his sole discretion. Notwithstanding the foregoing, in no event will Lagasse’s declining to appear at a Licensee Lagasse Event, or Lagasse’s failure to appear at a Licensee Lagasse Event at which he agreed to appear because of circumstances beyond his reasonable control, constitute a breach of this Agreement.

CONFIDENTIAL

2.3.5.
   In addition to the appearances that may be requested pursuant to Section 2.3.4, Licensee may request that Lagasse attend up to two (2) dinner parties (“Licensee Lagasse Dinner Parties”) per Agreement Year hosted by Licensee in the Territory, which events Licensee may photograph and videotape for the purpose of creating an advertising campaign for Covered Products around the theme “dinner party with TurboChef” or such other theme as the Parties may agree upon in writing (any still or moving images or audio recordings from the Licensee Lagasse Dinner Parties shall be referred to herein as the “Lagasse Dinner Party Materials”).  Licensee shall be responsible for, and shall bear all costs and expenses associated with, hosting, photographing and filming such Licensee Lagasse Dinner Parties and obtaining all rights required for use of the resulting photographs and film.  Licensee’s use of any photographs, film or other results of the events containing Lagasse’s Image is subject in all respects to Section 3.2.  Each request by Licensee pursuant to Section 2.3.5 must be made in writing at least three (3) months prior to the date of the requested appearance and shall describe in detail the timing, place and size of the Licensee Lagasse Dinner Party and the list of intended invitees (each person of which shall be subject to Licensor’s prior approval).  Lagasse, if reasonably permitted by his schedule, will attend such Licensee Lagasse Dinner Parties, provided that such Licensee Lagasse Dinner Parties do not conflict with a prior commitment made by Lagasse that he cannot reasonably change. Any personal appearance by Lagasse at any Licensee Lagasse Dinner Party shall not be required to exceed three (3) hours in duration in the aggregate, measured from the start of such appearance until the end of such appearance, unless Lagasse otherwise agrees in his sole discretion. Notwithstanding the foregoing, in no event will Lagasse’s declining to appear at a Licensee Lagasse Dinner Party, or Lagasse’s failure to appear at a Licensee Lagasse Dinner Party at which he agreed to appear because of circumstances beyond his reasonable control, constitute a breach of this Agreement.

2.3.6.
   Licensee will reimburse Licensor for Lagasse’s travel, meal, lodging, security and related expenses reasonably incurred in connection with Lagasse’s appearance at any Licensee Lagasse Event or Licensee Lagasse Dinner Party, including the cost of Lagasse’s private plane travel to and from such Licensee Lagasse Event or Licensee Lagasse Dinner Party, first-class hotel accommodations and first-class ground transportation to and from airports and between the hotel and the site of such Licensee Lagasse Event or Licensee Lagasse Dinner Party; it being understood that such costs also shall include the costs of security and other personnel who travel with Lagasse in the ordinary course.  To the extent that Licensor and Licensee have agreed in writing prior to the incurrence of the expenses, Licensee also will reimburse Licensor for the specifically agreed upon travel and related expenses incurred by additional staff that travel with Lagasse for the Licensee Lagasse Event or Licensee Lagasse Dinner Party.  If Lagasse’s appearance is via satellite or prerecorded film in lieu of a personal appearance, Licensee will reimburse Licensor for all reasonable expenses incurred by Licensor in connection with such appearance, including any and all costs associated with Creative Services hereunder.  Licensee will reimburse Licensor for all such expenses within ten (10) days after receipt of Licensor’s written invoice documenting such expenses.

CONFIDENTIAL

2.4.	Filmed Cooking Demonstrations:

2.4.1.
   Stewart will participate as host in a filmed cooking demonstration featuring Covered Products to be produced by Licensee at Licensee’s sole cost and expense (the “Stewart Demo Film”), which film may be displayed solely on Licensee’s website www.turbochef.com and/or microsite www.theovenreinvented.com or any other website operated by Licensee that is exclusively devoted to the promotion and sale of Licensee products and/or information about Licensee and its products (“Licensee Sites,” which, for avoidance of doubt, shall exclude any websites that (i) are operated by third parties or (ii) operated by Licensee that promote or offer for sale products other than those of Licensee and/or provide information about entities other than Licensee or products or services of such entities except branded or non-branded consumable supplies and accessories related to Licensee’s products), and solely during the Term.  The Stewart Demo Film will be not more than thirty (30) minutes in length.  Production will be conducted at a time and place acceptable to Stewart in light of Stewart’s schedule and prior commitments, and in no event will Stewart be required to be available more than one (1) day and for longer than seven (7) hours on such day.  The Stewart Demo Film and Licensee’s use of it are subject in all respects to Licensor’s prior approval in accordance with Section 3.2.  Without limiting the foregoing, Licensor must approve the script of the Stewart Demo Film and the aspects of its physical production (including the selection of the director and director of photography thereof, and the lighting thereof); shall be entitled to select a hair and make-up provider of Licensor’s choosing (the costs of which shall be borne by Licensee); must approve the presence and identity of any photographer whom Licensee may wish to invite on-set; and must approve the use of any images of Stewart taken by any such photographer.  No rights shall be given to use Stewart’s Image on any out-takes, b-roll or similar footage except to the extent that Licensor, in its sole and absolute discretion, grants any such rights in writing.

2.4.2.
   Lagasse will participate as host in a filmed cooking demonstration featuring Covered Products to be produced by Licensee at Licensee’s sole cost and expense (the “Lagasse Demo Film”), which film may be displayed solely on Licensee Sites  and solely during the Term.  The Lagasse Demo Film will be not more than thirty (30) minutes in length.  Production will be conducted at a time and place acceptable to Lagasse in light of Lagasse’s schedule and prior commitments, and in no event will Lagasse be required to be available more than one (1) day and for longer than seven (7) hours on such day.  The Lagasse Demo Film and Licensee’s use of it are subject in all respects to Licensor’s prior approval in accordance with Section 3.2.  Without limiting the foregoing, Licensor must approve the script of the Lagasse Demo Film and the aspects of its physical production (including the selection of the director and director of photography thereof, and the lighting thereof); shall be entitled to select a hair and make-up provider of Licensor’s choosing (the costs of which shall be borne by Licensee); must approve the presence and identity of any photographer whom Licensee may wish to invite on-set; and must approve the use of any images of Lagasse taken by any such photographer.  No rights shall be given to use Lagasse’s Image on any out-takes, b-roll or similar footage except to the extent that Licensor, in its sole and absolute discretion, grants any such rights in writing.

CONFIDENTIAL

2.5.	Links and Features on Licensor Site:

2.5.1.
   During the Term, Licensor shall maintain, at a location on Licensor’s websites www.marthastewart.com and www.emerils.com (the “Licensor Sites”) as determined by Licensor in its sole discretion, a hyperlink (the “Hyperlink”) to any of Licensee Sites as Licensee may notify Licensor in writing.  The Hyperlink will be accessible if an end user of a Licensor Site clicks on certain visual materials (the size and content of which visual materials shall be determined by Licensor in its sole discretion, provided that Licensor shall consult with Licensee as to such matters) displayed on the Licensor Sites pursuant to the first sentence of this Section 2.5.1; and provided further that the Hyperlink shall be accessible within three (3) mouse clicks of the primary home page of each respective Licensor Site.

2.5.2.
   During the Term, to the extent that any Licensor Site has a “Shop” section, and such “Shop” section has a page (a “From the Show Shop Page”) accessible from a link named “From the Show” or a name substantially similar thereto (as the Effective Date, the Licensor Site www.marthastewart.com contains a From the Show Shop Link), Licensor shall maintain a hyperlink to any of Licensee Sites as Licensee may notify Licensor in writing, which hyperlink will be accessible if an end user of a Licensor Site clicks on certain visual materials (the size and content of which visual materials shall be determined by Licensor in its sole discretion, provided that Licensor shall consult with Licensee as to such matters) displayed on the Licensor Sites pursuant to this Section 2.5.2.  Notwithstanding anything in this Agreement to the contrary, Licensor shall retain sole and absolute discretion over all matters related to the design, structure and “look and feel” of the Licensor Sites and may determine no longer to display a From the Show Shop Page.  The failure to maintain a From the Show Shop Page shall not constitute a breach of this Agreement.

2.6.	Email Promotions:

2.6.1.
   At Licensee’s request but in no event more often than [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] times per Agreement Year, and subject to applicable privacy and other laws, rules, regulations and guidelines (including opt-in or opt-out limitations), Licensor will provide Licensee, at Licensee’s expense, on a blind basis through a bonded agency acceptable to Licensor, with access to its file of active subscribers of Martha Stewart Living magazine (“MSL”) who have affirmatively opted to receive third-party messages, for use to send one (1) written communication (whether in print or via electronic mail) solely promoting Covered Products, provided that Licensor shall have prior approval over the content and “look and feel” of any such communication sent by Licensee to such subscribers; and provided further that Licensee shall ensure that the sending of such communication shall comply (and represents and warrants that it will comply) with all applicable rules and regulations, including without limitation the CAN-SPAM Act.

2.6.2.
   In addition to Licensee’s rights set forth in Section 2.6.1, at Licensee’s request but in no event more often than [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] times per Agreement Year, and subject to applicable privacy and other laws, rules, regulations and guidelines (including opt-in or opt-out limitations), Licensor will at its election either (i) provide Licensee, at Licensee’s expense, on a blind basis through a bonded agency acceptable to Licensor, with access to its file of active subscribers of MSL who have affirmatively opted to receive third-party electronic mail messages, for use to send one (1) written communication via electronic mail, solely promoting Covered Products or (ii) on behalf of Licensee, send to Licensor’s file of active subscribers of MSL who have affirmatively opted to receive third-party electronic mail messages, one (1) written communication via electronic mail, solely promoting Covered Products; provided that Licensor shall have prior approval over the content and “look and feel” of any such communication sent by Licensee to such subscribers; and provided further that, except with respect to actions of Licensor and Licensor’s agents, Licensee shall ensure that the sending of such communication shall comply (and represents and warrants that it will comply) with all applicable rules and regulations, including without limitation the CAN-SPAM Act.

CONFIDENTIAL

2.7.
Ad Hoc Promotions:  Stewart may, at Stewart’s sole discretion, promote Covered Products in other public forums, such as during appearances on Martha Stewart Living Radio.  Lagasse may, at Lagasse’s sole discretion, promote Covered Products in other public forums.

2.8.
Press Day:  The Parties shall work together to host a “press day” event at the set of the Stewart TV Show or other venue on which the Parties may agree, at which Stewart shall announce the fact that the Parties have entered into this Agreement to promote the Products (provided that the financial terms of this Agreement shall not be disclosed at such “press day” event without the consent of each Party, which may be withheld in its sole discretion).  Lagasse, if reasonably permitted by his schedule, shall attend such “press day” event.  The Parties shall work together to identify the list of persons to be invited to attend such “press day” event.  The date of such “press day” event shall be subject to Licensor’s approval and shall be chosen to accommodate Stewart’s schedule.  In the event that the “press day” announcement is made on the Stewart TV Show (which Licensor shall not be under any obligation to cause to happen), such announcement shall be deemed to be an Integration.

2.9.
Recipe Booklet:  Licensor shall use commercially reasonable efforts  to obtain permission from Crown Publishing Group, a division of Random House, Inc. (“RH”) to allow Licensor to develop recipes based upon use of the Covered Products (“Covered Product Recipes”) and to permit such Covered Product Recipes to be published in a booklet that would be distributed as referenced below, subject to RH’s written consent.  Licensee acknowledges and agrees that RH may refuse to grant such permission and that such refusal shall not constitute a breach of this Agreement.  In the event that such permission is obtained from RH, (a) Licensor shall use commercially reasonable efforts to develop within six (6) months of the date such permission is obtained, fifty (50) Covered Product Recipes to be promoted as being authored by Stewart and fifty (50) Covered Product Recipes to be promoted as being authored by Lagasse and (b) subject to Section 3.2, Licensee may create a booklet in print form containing the Covered Product Recipes (the “Booklet”) that may be packaged with the Covered Products and/or distributed without charge by Licensee or retailers of Licensee products to purchasers of Covered Products or to targeted prospective purchasers of Covered Products; provided that the Booklet may not contain any advertisements or promote any goods or services (other than the Covered Products); and provided further that under no circumstances may the Booklet be sold separately from a Covered Product.

CONFIDENTIAL

2.10.
    As used in this Agreement, any obligation of Licensor to use “commercially reasonable efforts” shall under no circumstances be interpreted to require Licensor, Stewart, Lagasse or any of their respective affiliates to (a) pay any consideration to any party or (b) waive or refrain from exercising any right or (c) alter, modify or amend, in any manner that Licensor deems unfavorable, the terms of any contract to which Licensor, Stewart, Lagasse or any of their respective affiliates is a party.

2.11.
    Emeril Restaurants:  Licensor shall use commercially reasonable efforts to request that Lagasse install Covered Products (or appropriate commercial grade oven products of Licensee) in at least half of the “Emeril” branded restaurants that Lagasse owns (each an “Emeril Restaurant”).  Licensee acknowledges that such restaurants are not owned by Licensor and that Lagasse owes neither Licensor nor Licensee any obligation to agree to any such installation.  Notwithstanding clause (a) of Section 2.10, but subject to Section 2.15, with respect to each Emeril Restaurant, Licensor shall agree to purchase one (1) Covered Product at Licensee’s cost of manufacture and to pay the reasonable costs of installation of such Covered Product at such Emeril Restaurant; up to a maximum obligation of $60,000 in the aggregate.  In the event that Covered Products or appropriate commercial grade oven products of Licensee become installed in at least half of the Emeril Restaurants, Licensee shall be able to publicly reflect Lagasse and those specific Emeril Restaurants as users of Licensee products.

2.12.
    Notwithstanding anything in this Agreement to the contrary, the definition of “Products” for purposes of Licensor’s, Stewart’s and Lagasse’s obligations set forth in Section 2 shall not, without the written consent of such respective party, include any products that were not offered for sale as of the Effective Date.  For avoidance of doubt, the preceding sentence shall not affect in any manner the definition of “Products” for purposes of the grant of rights to use Stewart’s Image and Lagasse’s Image set forth in Section 1.

2.13.
    Availability for Consulting Services:  Licensor shall make Stewart and Lagasse available for a limited amount of consulting services (not to exceed three (3) hours per year each) on TurboChef promotions and contests and TurboChef oven designs and prototypes; provided, however, that if a party to any agreement with Licensor or any of Licensor’s affiliates (including agreements as to which Licensor or any of Licensor’s affiliates is assignee) in effect as of the Effective Date asserts that the provision by Stewart and/or Lagasse of any consulting services referenced in the preceding sentence would violate any obligation owed to such party, Licensor shall be relieved of the obligation set forth in the preceding sentence with respect to such services.

2.14.
    Stewart will permit Licensee to install, and Licensee will install, within four (4) months of the Effective Date, a Covered Product of Stewart’s selection, in a kitchen in a housing structure of Stewart’s selection on the property of her Bedford, New York residence (the Parties acknowledge and agree that Stewart’s Bedford residence contains multiple housing structures and more than one kitchen).  In addition, Stewart will permit Licensee to temporarily install, and Licensee will temporarily install, within one (1) month of the Effective Date, a Covered Product of Stewart’s selection, in a kitchen in a housing structure of Stewart’s selection on the property of her Bedford, New York residence (the Parties acknowledge and agree that Stewart’s Bedford residence contains multiple housing structures and more than one kitchen), in a rolling cabinet configuration the (“Temporary Product”).  At Stewart’s request upon installation of the Covered Product referenced in the first sentence of this Section 2.14, Licensee shall remove the Temporary Product and return the kitchen in which Temporary Product was installed to the condition of such kitchen prior to the installation of the Temporary Product.  All costs associated with carrying out the obligations of this Section 2.14 shall be borne by Licensee.

CONFIDENTIAL

2.15.
    Lagasse will permit Licensee to install, and Licensee will install, within four (4) months of the Effective Date, one (1) Covered Product of Lagasse’s selection, in an Emeril Restaurant or such other location as Lagasse, Licensor and Licensee may agree in writing.  All costs associated with carrying out the obligations of this Section 2.15 shall be borne by Licensee.

3.	Licensee Advertising and Promotion.

3.1.
In General:  At all times in the exercise of its rights under this Agreement, Licensee will cause each Celebrity to be depicted in a tasteful and appropriate manner consistent with such Celebrity’s professional image and standing in the media and entertainment industry, Licensor’s use of Stewart’s Image and Lagasse’s Image, and Licensor’s and such Celebrity’s reputation for good taste and quality.  Licensee may not use or permit the use of Stewart’s Image and Lagasse’s Image or any other intellectual property of Licensor in any manner which derogates or defames Stewart, Lagasse or Licensor or is not approved as set forth in Section 3.2 of this Agreement.

3.1.1.
    In Martha Stewart Living Magazine:  At Licensee’s request from time to time, Licensor will make available to Licensee for purchase, advertising pages in MSL for the purpose of advertising Covered Products. [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].  In order to purchase such advertising Licensee shall be required to sign Licensor’s standard form of insertion order for the purchase of such advertising and such purchase shall be subject to the terms and conditions of such insertion orders (except to the extent, if any, that any such term or condition is expressly contradicted by a term or provision of this Agreement, in which case the term or provision of this Agreement shall control).  Licensee shall comply with Licensor’s standard requirements regarding timeliness of delivery of signed insertion orders, creative materials and other matters.  Notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees that Licensor in its sole discretion may at any time increase or decrease the frequency of publication of (or sell or cease to publish), or increase or decrease the circulation of, MSL at any time during the Term and that this Section 3.1.1 shall apply only during periods in which Licensor is publishing MSL.

3.1.2.
    On the Licensor Sites:  At Licensee’s request from time to time, Licensor will make available to Licensee for purchase, banner advertising in standard positions on pages of the Licensor Sites for the purpose of advertising Covered Products. [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].  In order to purchase such advertising Licensee shall be required to sign Licensor’s standard form of insertion order for the purchase of such advertising and such purchase shall be subject to the terms and conditions of such insertion orders (except to the extent, if any, that any such term or condition is expressly contradicted by a term or provision of this Agreement, in which case the term or provision of this Agreement shall control).  Licensee shall comply with Licensor’s standard requirements regarding timeliness of delivery of signed insertion orders, creative materials and other matters.  Notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees that Licensor in its sole discretion may at any time cease to operate either or both of the Licensor Sites at any time during the Term and that this Section 3.1.2 shall apply only during periods in which Licensor is operating a Licensor Site.

CONFIDENTIAL

3.1.3.
    Use of Stewart’s Image and Lagasse’s Image by Licensee’s Customers:  Licensee may not sublicense or otherwise authorize or permit any third party (including any of Licensee’s customers) to use Licensee’s rights under this Agreement (including without limitation Licensee’s rights to use Stewart’s Image, Lagasse’s Image and/or to use any Exploitation Materials (as defined below)), including in such customers’ physical retail stores or on their websites; provided, however, that subject to Licensor’s prior approval in accordance with Section 3.2, Packaging containing Covered Products and Consumer Facings may be displayed in physical retail stores where Covered Products are sold.  Notwithstanding the immediately preceding sentence, Licensee is hereby granted a revocable license to display, and to sublicense third parties to display, (a) the Integrations in their entirety only, without any editing or combination with any other content (including without limitation any advertisements or other editorial matter) and (b) excerpts of the Integrations, combined with other material subject to Licensor’s approval rights set forth in Section 3.2; provided, however, in either event that neither Licensee nor any such third party receives any consideration for such display; and provided, further that if Licensor determines that the Integrations are being displayed in contravention of the restrictions in this sentence, Licensor may give written notice (“Take-Down Notice”) revoking the license granted in this sentence and upon receipt of such a notice, Licensee shall (i) promptly (and in any event within one (1) business day) cease any further display of the Integrations specified in the Take-Down Notice, (ii) promptly (and in any event within one (1) business day) send written notice (which may be by electronic mail) to each third party displaying the Integrations demanding that such third party immediately cease any further display of the Integrations specified in the Take-Down Notice and (iii) cooperate with Licensor (with Licensee to bear its costs associated with such cooperation) as Licensor may request in any efforts by Licensor to cause the display of the Integrations by Licensee or any third parties to cease.

3.2.	Approval Rights:

3.2.1.
    Licensor shall have the right to approve all uses by Licensee of Stewart’s Image, Lagasse’s Image and/or Licensor’s name, including uses (i) on or relating to the Covered Products or packaging used in connection with Covered Products (“Packaging”); (ii) on in-store displays, signage and fixtures used in connection with Covered Products (“Consumer Facings”); (iii) in all advertising, marketing and publicity materials, including brochures and other literature used to market Covered Products (“Advertising Materials”); and (iv) any other exploitation materials relating to the Covered Products, including editorial or promotional content placed by Licensee on, or accessed via links from, Licensee’s Site (together with Packaging, Consumer Facings and Advertising Materials, the “Exploitation Materials”).  Licensee shall make no use of Stewart’s Image or Lagasse’s Image or Licensor’s name in the Exploitation Materials without Licensor’s prior written approval, and shall not modify such items once approved without resubmitting them for Licensor’s approval.  Those portions of Exploitation Materials containing Stewart’s Image or Lagasse’s Image and the images associated with them are the property of Licensor.  However nothing in this Agreement shall be construed as granting ownership rights of any kind to Licensor of Licensee’s Products.

CONFIDENTIAL

3.2.2.
    Licensee shall submit all items for Licensor’s prior approval free of charge to a representative designated by Licensor in accordance with submission instructions provided by Licensor.  Licensor will strive to respond in writing to Licensee’s requests for approval within a reasonable period of time, provided that any failure by Licensor to respond in writing shall be deemed a disapproval.  Licensor will exercise its approval rights promptly, reasonably, and in a spirit of cooperation, but Licensee acknowledges that Licensor’s approval decisions may be based on concerns about Licensor’s, Stewart’s and/or Lagasse’s brand image, and/or subjective standards, including Licensor’s aesthetic judgment regarding the appearance of the Exploitation Materials.  Any objections made by Licensor based on these concerns and standards shall not be deemed unreasonable if made in good faith.  Any approval given by Licensor does not constitute a guaranty or warranty on the part of Licensor as to the fitness, quality, workmanship or character of the Exploitation Materials or Covered Products, all of which are expressly disclaimed by Licensor (subject to Section 9.2).

3.2.3.
    Upon Licensee’s receipt of a notice from Licensor setting forth any deficiencies or deviations from specifications approved by Licensor with respect to the Covered Products or Exploitation Materials, or upon the discovery of any such deficiencies or deviations by Licensee, Licensee shall cause such deficiencies or deviations to be remedied prior to the marketing, sale or distribution of the Covered Products, or the distribution of Exploitation Materials, as the case may be, or, if such deficiencies or deviations may not be remedied, destroy such portions of the Covered Products that may contain Stewart’s Image or Lagasse’s Image or Exploitation Materials.  In the event deficiencies or deviations from specifications approved by Licensor are discovered after distribution or exploitation of Covered Products or Exploitation Materials, the Parties shall discuss the measures which must be taken, taking into account both the economic consequences and the impact on goodwill related to Stewart’s Image and Lagasse’s Image and each of Licensor and Licensee.  Without limiting the foregoing, upon Licensor’s written request and after Licensee has attempted to cure the situation, Licensee shall promptly recall any Covered Products or Exploitation Materials containing any such deficiencies or deviations at Licensee’s expense.

3.3.
Costs and Expenses:  Licensee shall bear all costs and expenses incurred by it in connection with the design, manufacture, distribution and sale of the Covered Products and the creation, production and placement of the Exploitation Materials, including any Creative Services.

3.4.
Creative Services: Licensor may, at Licensee’s request, provide services consisting of design, production, preparation of specifications for, graphic services, photography, pre-press and/or other creative services related to the Exploitation Materials (collectively,  “Creative Services”).  After receipt of a written request for Creative Services from Licensee, Licensor shall, within a reasonable time, provide to Licensee a proposal with respect to such Creative Services, setting forth the scope of the Creative Services to be performed, the budget for them and the fees to be paid for them (the “Creative Services Proposal”).  Licensee shall notify Licensor within ten (10) days of its receipt of a Creative Services Proposal whether it accepts the Creative Services Proposal. If Licensee accepts the Creative Services Proposal within such time frame, then Licensor shall perform the Creative Services described in the Creative Services Proposal.  If Licensee does not accept the Creative Services Proposal, Licensee shall be free to obtain the applicable Creative Services from another provider, provided, however, that all of Licensor’s approval rights pursuant to this Agreement remain in effect with respect to any and all work generated by such service providers to be used in connection with any Covered Product or Exploitation Materials.  Unless otherwise set forth in the Creative Services Proposal, Licensee shall pay Licensor for any Creative Services performed by Licensor or Licensor’s outside providers within thirty (30) days of receipt of Licensor’s invoice, including reimbursement for all costs (including travel, staffing, studio equipment, finished artwork, photography costs, etc.) incurred by Licensor in connection with the preparation and provision of such Creative Services.

CONFIDENTIAL

4.	Compensation.

4.1.
On the Effective Date, Licensee shall issue and deliver to Licensor that number of shares of common stock of Licensee (such shares, the “First Tranche”) calculated by dividing (a) Three Million Dollars ($3,000,000) by (b) the average of the reported Closing Price (as defined below) per share for Licensee’s common stock over the ten (10) trading days immediately prior to the Effective Date (the “First Tranche Price Per Share”).  Licensee may, but shall be under no obligation to, register the First Tranche pursuant to the Securities Act of 1933, as amended (the “Securities Act”) .

4.2.
On the Effective Date, Licensee shall issue and deliver to Licensor a warrant in the form attached hereto as Exhibit A (the “Warrant”).  Licensee may, but shall be under no obligation to, register the Warrant or the shares of Licensee common stock that may be acquired upon exercise of the Warrant (the “Underlying Shares”) pursuant to the Securities Act.

4.3.
On the first business day after January 1, 2009, Licensee shall (i) issue and deliver to Licensor that number of shares of common stock of Licensee (such shares, the “Second Tranche”) calculated by dividing (a) Two Million Five Hundred Thousand Dollars ($2,500,000) by (b) the average of the reported Closing Price (as defined below) per share for Licensee’s common stock over the ten (10) trading days immediately prior to January 1, 2009; or (ii) at Licensee’s option, pay to Licensor Two Million Five Hundred Thousand Dollars ($2,500,000) in cash in immediately available funds.  If Licensee issues and delivers the Second Tranche in lieu of making the cash payment permitted by clause (ii) of the preceding sentence, Licensee may, but shall be under no obligation to, register the Second Tranche pursuant to the Securities Act.

4.4.
On the first business day after January 1, 2010, Licensee shall (i) issue and deliver to Licensor that number of shares of common stock of Licensee (such shares, the “Third Tranche”) calculated by dividing (a) Two Million Five Hundred Thousand Dollars ($2,500,000) by (b) the average of the reported Closing Price (as defined below) per share for Licensee’s common stock over the ten (10) trading days immediately prior to January 1, 2010; or (ii) at Licensee’s option, pay to Licensor Two Million Five Hundred Thousand Dollars ($2,500,000) in cash in immediately available funds.  If Licensee issues and delivers the Third Tranche in lieu of making the cash payment permitted by clause (ii) of the preceding sentence, Licensee may, but shall be under no obligation to, register the Third Tranche pursuant to the Securities Act.

4.5.	Allocation of Consideration:

4.5.1.
    The Parties agree that the aggregate consideration payable to Licensor pursuant to Section 4.1 and Section 4.2 is a non-refundable, non-recoupable payment for (a) the obligations of Licensor to be performed between the Effective Date and December 31, 2008, inclusive (the “Initial Period”) and (b) the ability of Licensee to exercise during the Initial Period the grant of rights set forth in Section 1.1 and Section 1.2.

CONFIDENTIAL

4.5.2.
    The Parties agree that the consideration payable to Licensor pursuant to Section 4.3 is to be a non-refundable, non-recoupable payment for (a) the obligations of Licensor to be performed during calendar year 2009 and (b) the ability of Licensee to exercise during calendar year 2009 the grant of rights set forth in Section 1.1 and Section 1.2.

4.5.3.
    The Parties agree that the consideration payable to Licensor pursuant to Section 4.4 is to be a non-refundable, non-recoupable payment for (a) the obligations of Licensor to be performed between January 1, 2010 and the Expiration Date, inclusive (the “Final Period”) and (b) the ability of Licensee to exercise during the Final Period the grant of rights set forth in Section 1.1 and Section 1.2.

4.5.4.
    The Parties agree that one hundred percent (100%) of the amount payable to Licensor pursuant to Section 5.2 is the fair value of and shall be deemed the consideration for Licensor’s performance under Section 5.1.

4.6.
As used in this Agreement, the “Closing Price” shall mean the closing price as of the close of regular trading hours (i) as reported by NASDAQ (in the event Licensee’s common stock is listed on the NASDAQ Global Select Market or NASDAQ Global Market) or (ii) if Licensee’s common stock is not listed on the NASDAQ Global Select Market or NASDAQ Global Market, as reported by any national securities exchange on which Licensee’s common stock is listed or (iii) if Licensee’s common stock is not listed on the NASDAQ Global Select Market or NASDAQ Global Market or any national securities exchange, as determined by the Parties in good faith, which determination shall reflect the average of the last-published sale price of the day (or if there is no such price for a day, the last-published bid price of such day) of Licensee’s common stock during the ten (10) trading days immediately prior to (a) the Effective Date (with respect to the First Tranche and the per share exercise price of the Warrant), (b) January 1, 2009 (with respect to the Second Tranche), (c) January 1, 2010 (with respect to the Third Tranche) and/or (d) the Retailer Start Date (with respect to the Retailer Initiative Equity).

4.7.
Licensee shall make publicly available current information as is necessary in order to permit Licensor to sell, pursuant to Rule 144 of the Securities Act, any common stock of Licensee issued pursuant to this Agreement or issuable upon exercise of the Warrant (including without limitation the First Tranche, Second Tranche, Third Tranche, Underlying Shares and Retailer Initiative Equity (as defined below)).  Licensee shall utilize commercially reasonable efforts (consistent with the efforts described in Section 2.10) to maintain the listing of Licensee’s common stock on the NASDAQ Global Market or on the NASDAQ Global Select Market or the New York Stock Exchange.  Any breach of the obligations set forth in this Section 4.7 shall be deemed a material breach of this Agreement.

4.8.
Notwithstanding anything in this Agreement to the contrary, in the event that Licensee’s common stock ceases to be listed on a national securities exchange prior to the issuance of any of the First Tranche, Warrant, Second Tranche, Third Trance or Retailer Initiative Equity (each as applicable an “Unissued Equity at Delisting”), Licensor may at its option give Licensee written notice (a “Delisting Cash Election Notice”) that Licensor is electing to receive cash in lieu of any or all of such Unissued Equity at Delisting.  In the event Licensor gives a Delisting Cash Election Notice, then with respect to each Unissued Equity at Delisting that the Delisting Cash Election Notice states Licensor is electing to receive in cash in lieu of equity, Licensee shall pay Licensor the following cash amount in immediately available funds in lieu of such Unissued Equity at Delisting, which payment shall be made on the date that such Unissued Equity at Delisting would have been required to have been issued has such Delisting Cash Election Notice not been given:  (i) Three Million Dollars ($3,000,000) with respect to the First Tranche, (ii) Two Million Dollars ($2,000,000) with respect to the Warrant, (iii) Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to the Second Tranche, (iv) Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to Third Tranche and (v) Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to Retailer Initiative Equity.

CONFIDENTIAL

4.9.
Licensee shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery of any shares of Licensee common stock or the Warrant issued pursuant to this Agreement (other than income taxes of the recipient of such shares or Warrant).

5.	Retailer Initiative.

5.1.
Licensor shall use commercially reasonable efforts to introduce Licensee to a retailer that the Parties may agree upon in writing (“Retailer”), which is licensed by Licensor to market food under the “Martha Stewart” trademark, for the purpose of facilitating a joint marketing relationship between Licensee and Retailer (the “Retailer Initiative”).  The Parties may attempt to persuade Retailer to offer Products through Retailer retail outlets, alone or jointly promoted with “Martha Stewart” products carried by Retailer.  Such promotion could include the establishment of “Cooking Studio” kiosks featuring Products and that may or may not feature Licensor products and offer live demonstrations and tastings.  If Licensor chooses to pursue the Retailer Initiative, it will provide reasonable consultation and assistance to Licensee and Retailer, at their request, regarding marketing proposals and plans, provided that the details and logistics of any joint marketing program between Licensee and Retailer, and all costs and expenses associated with them, will be solely the responsibility of Licensee and Retailer unless otherwise agreed by Licensor.

5.2.	Compensation:

5.2.1.
    On the date, whether during or after the Term, on which Licensee’s products of whatever kind are on sale in twenty-five (25) Retailer locations (the “Retailer Start Date”), Licensee shall (i) issue and deliver to Licensor that number of shares of Licensee common stock calculated by dividing (a) Two Million Five Hundred Thousand Dollars ($2,500,000) by (b) the average of the reported Closing Price per share for Licensee’s common stock over the ten (10) trading days immediately prior to the Retailer Start Date (the “Retailer Initiative Equity”); or (ii) at Licensee’s option, pay to Licensor Two Million Five Hundred Thousand Dollars ($2,500,000) in cash in immediately available funds.  If Licensee issues and delivers the Retailer Initiative Equity in lieu of making the cash payment permitted by clause (ii) of the preceding sentence, Licensee may, but shall be under no obligation to, register the Retailer Initiative Equity pursuant to the Securities Act.

5.2.2.
    In addition to the Retailer Initiative Equity, Licensee will pay to Licensor a royalty (the “Retailer Royalties”) equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of the Retailer Net Sales (as defined below) of all Licensee products of whatever kind sold by Licensee or its affiliates directly to Retailer or any affiliates of Retailer (collectively, the “Retailer Products”), for a period of three (3) years from the Retailer Start Date.  “Retailer Net Sales” during any period of time is defined as all amounts invoiced or received by or accrued to Licensee or its affiliates from the sale of Retailer Products directly to Retailer or any affiliates of Retailer during such period (“Retailer Gross Sales”), minus all returns actually made or allowed by Licensee during such period (as supported by credit memos issued); provided, however, that in no event shall such deductions exceed six percent (6%) of Retailer Gross Sales during any quarter of the Royalty Period (as defined below).  No costs incurred in the manufacture, sale, advertising or distribution of such Retailer Products, or any indirect expenses, or any other deduction not expressly provided for in this Section 5.2.2 may be deducted in calculating Retailer Net Sales.  Retailer Gross Sales shall reflect all consideration, in whatever form, that Licensee or its affiliates invoice or receive or that otherwise accrues to Licensee or its affiliates on account of such Retailer Products.  Any payments under this Section 5.2 shall be made in accordance with and subject to the provisions of Section 6 of this Agreement.

CONFIDENTIAL

6.	Payment of Retailer Royalties.

6.1.1.
    Commencing with the calendar quarter in which the Retailer Start Date occurs, and ending at the conclusion of the calendar quarter in which occurs the third (3rd) anniversary of the Retailer Start Date (such period, the “Royalty Period”), Licensee shall, within thirty (30) days after the end of each calendar quarter, provide to Licensor a report (each, a “Quarterly Report”) in an electronic format determined by Licensee (such as Microsoft Excel) and certified as accurate by an authorized Licensee officer, setting forth the Retailer Gross Sales and Retailer Net Sales, if any, for such quarter and year-to-date, and the Retailer Royalties, if any, due and owing for such quarter.  Licensee shall pay Licensor the Retailer Royalties with respect to each quarter of the Royalty Period within thirty (30) days after the end of each such quarter by wire transfer to a bank account designated by Licensor.  The  For avoidance of doubt, (i) the Royalty Period may end on a date that is subsequent to the termination or expiration of this Agreement, (ii) Licensee’s rights to use all or any portion of the Exploitation Materials may cease on a date prior to the end of the Royalty Period in accordance with the terms of this Agreement and (iii) Licensee shall owe Licensor the Retailer Royalties as calculated herein, regardless of whether Licensee used, declined to use or was unable to make use of the Exploitation Materials in connection with the sales of applicable Products.

6.1.2.
    During the Term of this Agreement and for two years after latter to occur of (i) the date of expiration or termination of this Agreement and (ii) the end of the Royalty Period (or such longer period as may be required by law, the “Retention Period”), Licensee shall maintain complete and accurate records of Licensee’s activities hereunder or that are otherwise related to the calculation of Retailer Royalties hereunder, including records related to the sales of Retailer Products, computations of the Retailer Royalties and Quarterly Reports.  For the duration of the Retention Period, upon Licensor’s reasonable request, Licensee shall make such records and all other documents and materials in the possession or control of Licensee, to the extent relevant to this Agreement and reasonably required to verify Licensee’s satisfaction of its obligations hereunder, available to Licensor or Licensor’s duly authorized representatives, during normal business hours at Licensee’s principal offices, and shall, during such period, make extracts from such records for Licensor’s and its duly authorized representatives’ use in connection with these purposes.

CONFIDENTIAL

6.1.3.
    In the event that Licensee has underpaid any Retailer Royalties pursuant to this Agreement or is delinquent in making any such payment, Licensee shall promptly pay Licensor the aggregate difference between what Licensor should have been paid and what it was paid, plus interest at a rate which is the lesser of (i) the prime rate per annum charged by Citibank, N.A., New York City on the first date of Licensee’s first delinquency, plus five (5) percentage points, or (ii) the maximum rate allowed by law.  However, no interest shall apply to any amount which is the subject of a good faith documented dispute between the Parties or any amount which is not material (being defined as any amount which is less than one percent (1%) of the amount due and resulted from a good faith mistake.)  This provision is in addition to, and not alternative to, Licensor’s other remedies under this Agreement.  Moreover, in the event that an audit reveals that the amount of any such underpayment equals or exceeds five percent (5%) of the amounts actually paid to Licensor during the period with respect to which the audit was conducted, Licensee shall bear Licensor’s reasonable costs of the audit, including any amounts payable to Licensor’s outside auditors in connection therewith.

7.
Term.  The term of this Agreement shall be three (3) years (the “Term”) from the Effective Date.  Each of the three (3) periods of twelve (12) consecutive months during the Term commencing with the Effective Date and its first two (2) anniversaries, respectively, constitutes an “Agreement Year.”  The third (3rd) anniversary of the Effective Date shall be referred to as the “Expiration Date” (provided that the Parties acknowledge and agree that this Agreement may be terminated as of an earlier date in accordance with Section 12).

8.
Ownership.  Licensee acknowledges and agrees that all copyrights, trademarks, trade names, service marks, designs, emblems and insignias relating to any component of Stewart’s Image or Lagasse’s Image (collectively, the “Celebrity  Trademarks” and each individually a “Celebrity Trademark”) are, as between Licensee and Licensor, the intellectual property of Licensor and all goodwill associated with any of the foregoing shall be and remain the sole and complete property of Licensor (and/or Stewart or Lagasse) and that Licensor (and/or Stewart or Lagasse) shall have the sole unrestricted right to exploit the Celebrity Trademarks, Stewart’s Image and Lagasse’s Image in their sole discretion in any manner and in any and all media whether now known or hereafter devised throughout the world in perpetuity with no further obligation whatsoever to Licensee or any third party.  Any use which Licensee may be permitted to make of any of the Celebrity Trademarks, Stewart’s Image or Lagasse’s Image pursuant to his Agreement shall be exclusive solely in connection with the rights licensed hereunder for the Term and Territory and shall not restrict, limit or otherwise diminish Licensor’s (and/or Stewart’s or Lagasse’s) rights therein.  Any use of any of the Celebrity Trademarks, Stewart’s Image or Lagasse’s Image by Licensee shall inure solely to the benefit of Licensor and Licensee shall not at any time acquire any rights in any of the Celebrity Trademarks, Stewart’s Image or Lagasse’s Image by virtue of such use.

9.	Certain Representations, Warranties and Covenants.

9.1.
By Each Party:  Each Party represents and warrants that:  (a) it is a corporation duly formed and validly existing and in good standing under the laws of its state of incorporation and is qualified to do business in any other jurisdiction in which it shall need to conduct business to carry out its obligations herein; (b) it has the full power and authority to enter into and to perform this Agreement in accordance with its terms; (c) its execution (by its undersigned representative), delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; (d) neither the execution nor delivery of this Agreement nor compliance by the Party with its obligations under the terms of this Agreement will (i) conflict with its certificate of incorporation or by-laws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, agreement, indenture or instrument to which the Party or any of its subsidiaries is a party or (iii) violate any judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected violate any law, rule, regulation, statute, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the national securities exchange on which such Party’s common stock is listed) of any governmental body or court applicable to such Party or any of its subsidiaries or by which any property or asset of such Party or any of its subsidiaries is bound; (e) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with the terms hereof (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); (f) neither it nor its subsidiaries currently (i) is in violation of any term of or in default under its certificate of incorporation or by-laws, (ii) is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to it or its subsidiaries, except, in each case, where such violation could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect (as defined below) on such Party; (g) the business of such Party and its subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; (h) except as specifically contemplated by this Agreement and as required under the Securities Act, such Party is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or to perform its obligations hereunder; and (i) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon any arrangement made by or on behalf of such Party.

CONFIDENTIAL

9.2.
By Licensor:  Licensor additionally represents and warrants that Licensee’s use of  Stewart’s Image, Lagasse’s Image and/or the Celebrity Trademarks in the Territory solely as expressly authorized herein shall not violate or infringe upon the rights of any person or entity, including without limitation rights affecting copyright, patent, trademark, unfair competition, contract, defamation, privacy and/or publicity.

9.3.
By Licensee:  Licensee additionally represents and warrants that: (a) it is not, and will not be, subject to any obligation, disability or restriction which will or might prevent it from fully complying with its obligations or which will create any liability on the part of Licensor, Stewart or Lagasse; (b) none of the Exploitation Materials, or any act by Licensee, or any party authorized by Licensee, in connection with the manufacture, distribution, sale, advertising, promotion and/or other exploitation of the Covered Products and/or the Exploitation Materials shall violate or infringe upon any federal, state and local laws and regulations (including without limitation laws regarding false or deceptive advertising) or the rights of any person or entity, including without limitation rights affecting copyright, patent, trademark, unfair competition, contract, defamation, privacy and/or publicity; (c) the Covered Products shall be free from all material defects in design, material and workmanship, and the label and/or packaging for the Covered Products shall contain any and all disclaimers, warnings and advisories required by law, rule and regulation; (d) any and all statements or claims made regarding the Covered Products in any of the Exploitation Materials shall be true and correct in all material respects and shall comply with, and contain all disclaimers, warnings and advisories required by, all applicable laws, rules or regulations with respect to the Covered Products; (e) Licensee shall not bind Licensor, Stewart or Lagasse to any obligation in any way without its or Stewart’s or Lagasse’s respective prior written consent, and shall not represent or otherwise hold itself out to third parties as having the authority to do so; (f) except as expressly permitted hereunder, Licensee shall not make any use of any of Stewart’s Image, Lagasse’s Image and/or any of the Celebrity Trademarks; and (g) Licensee is not in violation of the listing requirements of the NASDAQ Global Market.

CONFIDENTIAL

9.4.	Additional Representations related to Issuance of Equity and Warrant:

9.4.1.	Issuance of Securities.

9.4.1.1.
    The First Tranche of shares of Licensee’s common stock are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and nonassessable, and (ii) free from all taxes, liens and charges with respect to the issue thereof.

9.4.1.2.
    The number of shares of Licensee’s common stock equal to the amount of the Underlying Shares (subject to adjustment pursuant to the Warrant) have been duly authorized and reserved for issuance upon exercise of the Warrant.  Upon exercise of the Warrant, including payment of the exercise price thereof, the shares issued in connection with any such exercise will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Licensee’s common stock.

9.4.1.3.
    To the extent the Licensee elects to issue the Second Tranche, Third Tranche and/or Retailer Initiative Equity, the shares of Licensee’s common stock pursuant to each such issuance when issued will be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Licensee’s common stock.

9.4.1.4.	The issuance by Licensee of any shares of its common stock and the Warrant pursuant to this Agreement is and shall be exempt from registration under the Securities Act.

9.4.2.
    SEC Documents; Financial Statements.  Licensee has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except (i) as may be reflected in any amendments to the previous SEC Documents which amendments have been filed with the SEC (including without limitation any restatements of financial statements) or (ii) as relate to the pricing of options granted with respect to periods ending prior to January 1, 2004.  As of their respective dates, the financial statements of Licensee included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Licensee as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), except as may be reflected in any amendments to the previous SEC Documents which amendments have been filed with the SEC (including without limitation any restatements of financial statements).

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9.4.3.
    Absence of Certain Changes.  Since the filing with the SEC by Licensee of Licensee’s Annual Report on Form 10-K for the year ended December 31, 2007, (i) there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects (any such change or development, a “Material Adverse Effect”) of Licensee and (ii) no event has occurred that would require disclosure pursuant to Form 8-K that has not been disclosed in SEC Documents prior to the Effective Date.  Licensee has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Licensee have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

10.	Indemnification.

10.1.
    By Licensor:  Licensor agrees to defend, indemnify and hold harmless Licensee and its officers, directors, shareholders, employees, affiliates  and representatives from, in respect of and against any and all claims, costs, losses, liabilities, expenses (including reasonable attorneys’ fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings (each, a “Claim”) to the extent arising out of a third-party claim based on (i) the breach or alleged breach of any representation, warranty or covenant of Licensor hereunder or (ii) Licensor’s direct contribution to or participation in the promotion or advertising of the Covered Products, other than any Claim (including any Claim for product liability) based primarily on a breach of any representation, warranty or covenant of Licensee or relating to any Claim described in Section 11.2 (each, a “Licensee Claim”).  Licensee agrees to notify Licensor in writing within a reasonable time after it receives notice of any Licensee Claim and Licensor shall promptly assume Licensee’s defense thereof with counsel acceptable to Licensee in Licensee’s reasonable discretion.  At Licensor’s expense, and as Licensor may reasonably request, Licensee shall cooperate in the defense or settlement of any Licensee Claim.  Failure by Licensee to strictly fulfill the obligations set forth in the two immediately preceding sentences of this Section 10.1 shall not relieve Licensor of its obligations hereunder except to the extent (and only to the extent) that Licensor is prejudiced by such failure.  Licensee shall have the right to participate in the defense of any Licensee Claim with separate counsel of its choosing and at Licensee’s expense.  Licensor shall not settle or compromise any Licensee Claim without receiving Licensee’s prior written consent, which shall not be unreasonably withheld; provided that it shall be deemed reasonable for Licensee to withhold its consent to any settlement or compromise that would impose any financial liability upon Licensee that is not fully discharged by Licensor in connection with such settlement or compromise.

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10.2.
    By Licensee:  Licensee agrees to defend, indemnify and hold harmless Licensor and its officers, directors, shareholders, employees (including Stewart and Lagasse), affiliates and representatives from, in respect of and against any and all Claims arising out of a third-party claim based on (i) the breach or alleged breach of any representation, warranty or covenant of Licensee hereunder, (ii) the manufacture, packaging, distribution, use or sale of the Covered Products including all claims for product liability or product defects and/or (iii) Licensee’s direct contribution to or participation in the promotion or advertising of the Covered Products, other than any Claim to the extent based on a breach of any representation or warranty of Licensor (each, a “Licensor Claim”).  Licensor agrees to notify Licensee in writing within a reasonable time after it receives notice of any Licensor Claim, and Licensee shall promptly assume Licensor’s defense thereof with counsel acceptable to Licensor in Licensor’s reasonable discretion.  At Licensee’s expense, and as Licensee may reasonably request, Licensor, Stewart and Lagasse shall cooperate in the defense or settlement of any Licensor Claim.  Failure by Licensor, Stewart or Lagasse to strictly fulfill the obligations set forth in the two immediately preceding sentences of this Section 10.2 shall not relieve Licensee of its obligations hereunder except to the extent (and only to the extent) that Licensee is prejudiced by such failure.  Licensor, Stewart and Lagasse shall have the right to participate in the defense of any Licensor Claim with separate counsel of Licensor’s, Stewart’s and Lagasse’s respective choosing and at Licensor’s, Stewart’s and Lagasse’s respective expense.  Licensee shall not settle or compromise any Licensor Claim without receiving Licensor’s prior written consent, which shall not be unreasonably withheld; provided that it shall be deemed reasonable for Licensor to withhold its consent to any settlement or compromise that would impose any financial liability upon Licensor that is not fully discharged by License in connection with such settlement or compromise or that would impose upon Licensor any restriction upon Licensor’s ability to exploit or use Stewart’s Image, Lagasse’s Image or any of the Celebrity Trademarks.

11.	Insurance; Liability for Defects.

11.1.
    Insurance:   Licensee shall maintain in full force and effect comprehensive general liability insurance (the “Licensee Insurance”), including product liability insurance, covering all Covered Products sold by it as well as any liability on its part in the amount of at least $5,000,000 per occurrence and $15,000,000 in the aggregate.  The Licensee Insurance shall be placed with an insurer or insurers with a rating by A.M. Best of not less than “A-,” duly licensed to carry on the business of insurance in all parts of the Territory and shall name Licensor, its affiliates and their respective officers, directors, employees, representatives or agents as additional insureds (and include the specific naming of Stewart and Lagasse as additional insureds), for coverage against all forms of liability for death or injury to any individual, and for loss or damage to property.  The Licensee Insurance shall provide for primary coverage and not contributory coverage, notwithstanding any other insurance which Licensor, Stewart or Lagasse may obtain or maintain.  The Licensee Insurance shall provide for at least thirty (30) days prior written notice to Licensor, Stewart and Lagasse of cancellation, lapse or material change in the Licensee Insurance and Licensee shall provide Licensor, Stewart and Lagasse with a certificate of insurance as evidence of the Licensee Insurance prior to, or as soon as practicable after, the execution hereof.

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11.2.
    Defects:  As between Licensor, Stewart and Lagasse on the one hand and Licensee on the other, Licensee assumes all liability whatsoever for customer service, defects or breach of warranty or any type of product liability claim whatsoever regarding Covered Products. In the event that an ultimate purchaser of any Covered Product, or any other third party, claims such Covered Product to be defective or in breach of any warranty or otherwise raises a product liability claim with respect to the Covered Product, Licensee shall assume all the obligations, liabilities, costs and expenses relating in any manner to such Covered Product, including any claimed defect or breach of warranty or other product liability claim.  In addition, Licensee shall promptly notify Licensor in writing of any and all material claims and obligations that arise hereunder.  In the event there is a material defect in any Covered Product that Licensor reasonably believes will materially tarnish or otherwise materially harm Licensor’s, Stewart’s or Lagasse’s respective images, then, upon Licensor’s reasonable request, Licensee shall immediately cooperate with Licensor in considering courses of action suggested by Licensor, reflecting the impact on Licensor’s, Stewart’s or Lagasse’s respective images in connection with any such Covered Product; provided, however, that if the Parties cannot agree after good faith cooperation on a course of action, Licensee must, upon Licensor’s written request, immediately cease use of Stewart’s Image, Lagasse’s Image and the Celebrity Trademarks in connection with any such Covered Product.

12.	Termination.

12.1.	Except as otherwise set forth herein, this Agreement shall expire upon the Expiration Date.

12.1.1.
    Either Party may sooner terminate this Agreement, without waiving any other rights or remedies, and without any liability for such termination, upon thirty (30) days prior written notice (but in the case of non-payment, upon ten (10) days prior written notice) if the other Party materially breaches or otherwise fails to perform any of its obligations hereunder, unless the breaching Party remedies such breach or failure within such thirty (30) day period (or in the case of non-payment, such ten (10) day period) and notifies the non-breaching Party of such remedy in writing within such period.

12.1.2.
    Either Party shall have the right to terminate this Agreement immediately (subject to such Party’s compliance with any mandatory legal requirements then in force and applicable to such termination) upon written notice to the other Party in the event:  (i) that the other Party generally becomes unable to pay its debts as they become due; (ii) of the filing with the bankruptcy court by or against the other Party of a petition under any chapter or entry of an order for relief under Title 11 of the United States Code; (iii) that the other Party makes a general assignment for the benefit of creditors; or (iv) that a receiver of all or substantially all of the other Party’s property is appointed.

12.1.3.
    Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee in the event that Licensee obtains the ability to control, or becomes controlled by or under common control with a Direct Competitor (as defined below).

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12.2.
    Upon termination or expiration of this Agreement, except as otherwise provided in Section 12.3, Licensee shall immediately cease all use of all Exploitation Materials.  Licensee will make a good faith effort to cease sales by its downstream customers of any products containing the Exploitation Materials.

12.3.
    Notwithstanding the provisions of Section 12.2 above, solely in the event of the expiration of this Agreement upon the Expiration Date (i.e., not in the event of any earlier termination), Licensee shall have the right for a period of six (6) months after the Expiration Date (the “Sell-off Period”) to use Stewart’s Image and Lagasse’s Image solely in connection with (i) the distribution and sale of any inventory of Packaging that existed as of the Expiration Date (and that had been approved by Licensor in accordance with Section 3.2), and solely in connection with the distribution and sale of applicable Covered Products contained in such Packaging; and (ii) the display, in proximity to the Covered Products in such Packaging, of any inventory of Consumer Facings that existed as of the Expiration Date (and that had been approved by Licensor in accordance with Section 3.2).  For avoidance of doubt, Licensee shall have no right during any Sell-off Period to continue to utilize Stewart’s Image or Lagasse’s Image in any Advertising Materials.  During the six (6) months preceding the Expiration Date, Licensee shall not manufacture Packaging containing Stewart’s Image, Lagasse’s Image or Licensor’s name in a quantity greater than that that reasonably expected to be to be sold (after the sale of all existing inventory) prior to the Expiration Date (without regard to any Sell-off Period).  Following the expiration of the Sell-off Period, Licensee shall remove Stewart’s Image, Lagasse’s Image and Licensor’s name from all Covered Products remaining in its inventory (or, if not removable, destroy such portions of the Covered Products that contain the Exploitation Materials), destroy all Exploitation Materials containing Stewart’s Image, Lagasse’s Image or Licensor’s name and furnish Licensor with an affidavit of removal and/or destruction of all materials (including packaging, promotion and advertising materials) containing the Exploitation Materials.

12.4.	The provisions of Sections 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 shall survive any termination or expiration of this Agreement.

13.
Compliance with Human Rights and Labor Standards.  Ensuring that the Covered Products are to be manufactured in compliance with all applicable human rights, labor and wage laws is an important objective of the Parties and this Agreement.  In furtherance of the foregoing, Licensee agrees as follows:

13.1.	Products Manufactured at Licensee Facilities:

13.1.1.
    To comply with all applicable laws relating to human rights, wage and labor practices (“Local Laws”) in each jurisdiction where Licensee manufactures any Covered Product or any component thereof that may be associated with one or more Covered Products and/or the “Martha Stewart” name and/or the “Emeril Lagasse” name;

13.1.2.	To disclose to Licensor the location of any manufacturing facilities owned or used by Licensee where Covered Products are manufactured (“Licensee Facilities”); and

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13.1.3.
    To provide Licensor or its reputable, independent agent that is generally engaged in the business of monitoring compliance with Local Laws (an “Agent”) access to the Licensee Facilities solely for the purpose of, and to the extent necessary for, verifying compliance with Local Laws, and, if following any such inspection, Licensor or its Agent notifies Licensee that the relevant Licensee Facility is not in compliance with Local Laws, Licensee agrees to promptly take reasonable corrective steps in order to bring or return the Licensee Facility in question into compliance with all Local Laws.  Any Agent performing services hereunder will enter into such confidentiality arrangements with Licensee as Licensee reasonably requires.  Neither Licensor nor the Agent shall interfere with labor/management relations in any way.

13.2.	Products Manufactured at Vendor Facilities:

13.2.1.
     Solely for the purpose of establishing compliance with Local Laws, to disclose to Licensor the identity of suppliers of Covered Products (each such supplier a “Covered Vendor”) and the locations of facilities where Covered Products are manufactured by a Covered Vendor;

13.2.2.
    To require as a condition to its purchases of Covered Products, that each Covered Vendor agree in writing to comply with Local Laws in the jurisdictions where such Covered Vendor manufactures Covered Products; and

13.2.3.
    To require any Covered Vendors found to not be in compliance with Local Laws to promptly take such reasonable corrective actions as are necessary to bring or return such Covered Vendor’s facility into compliance with all Local Laws, or to move production of the Covered Products to a compliant facility.

In furtherance of the foregoing, Licensee will educate Covered Vendors on the importance of compliance with Local Laws at all Covered Vendors’ facilities and will implement a program intended to enhance such compliance, which program will include monitoring by Agents at such facilities in the same way Licensor is permitted such monitoring at Licensee Facilities hereunder.

14.
 Assignment.  Licensee’s rights and obligations hereunder are personal to Licensee and shall not be assigned, sublicensed, mortgaged, or otherwise transferred or encumbered by Licensee or by operation of law; provided, however that subject to the provisions of this Section 14, this Agreement may be assigned by Licensee to any entity (other than a Direct Competitor (as defined below) that acquires all or substantially all of the assets of Licensee and agrees in writing with Licensor to be bound by the terms of this Agreement, or into which Licensee is merged (such an assignment, a “Permitted Licensee Assignment” and such assignee, the “Permitted Assignee”).  Any attempted assignment, sublicense or transfer in contravention of the foregoing shall be null and void and of no force or effect and, if Licensee has knowledge that the proposed assignee is a Direct Competitor, shall constitute a material breach of this Agreement.  Licensor may assign this Agreement to any current or future affiliate or subsidiary of Licensor and to any entity that acquires voting control over, or purchases all or substantially all the assets of, Licensor.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties’ respective permitted successors and assigns.  In the event any Permitted Assignment occurs prior to the issuance of any of the First Tranche, Warrant, Second Tranche, Third Trance or Retailer Initiative Equity (each as applicable an “Unissued Equity at Assignment”), Licensor may at its option give Licensee and the Permitted Assignee written notice (an “Assignment Cash Election Notice”) that Licensor is electing to receive cash in lieu of any or all of such Unissued Equity at Assignment.  In the event Licensor gives an Assignment Cash Election Notice, then with respect to each Unissued Equity at Assignment that the Assignment Cash Election Notice states Licensor is electing to receive in cash in lieu of equity, the Permitted Assignee shall pay Licensor the following cash amount in immediately available funds in lieu of such Unissued Equity at Assignment, which payment shall be made on the date that such Unissued Equity at Assignment would have been required to have been issued has such Assignment Cash Election Notice not been given:  (i) Three Million Dollars ($3,000,000) with respect to the First Tranche, (ii) Two Million Dollars ($2,000,000) with respect to the Warrant, (iii) Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to the Second Tranche, (iv) Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to Third Tranche and (v) Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to Retailer Initiative Equity.  Notwithstanding the foregoing, Licensor may not give Licensee an Assignment Cash Election Notice in the event that, as of the date of assignment of this Agreement to the Permitted Assignee in accordance with this Section 14, (a) the common stock of the Permitted Assignee is listed for trading on a national securities exchange and (b) the Average Daily Liquidity (as defined below) exceeds Two Million Dollars ($2,000,000).As used herein, a “Direct Competitor” means an entity that Licensor in good faith determines is directly competitive with Licensor’s business of exploiting the Stewart Image, Lagasse Image and/or Celebrity Trademarks.  As used herein, “Average Daily Liquidity” means the result obtained by dividing (x) the Quarterly Liquidity (as defined below) by (y) the number of trading days in the Measurement Period (as defined below).  As used herein, “Quarterly Liquidity” means, the sum of, for each trading day in the Measurement Period, the product obtained by multiplying (A) the volume of shares of the Permitted Assignee’s common stock that were traded on such day during regular trading hours as reported by the national securities exchange on which such common stock is listed by (B) the Closing Price of the Permitted Assignee’s common stock on such day.  As used herein, the “Measurement Period” means the ninety (90) calendar days immediately preceding the date of assignment of this Agreement to the Permitted Assignee in accordance with this Section 14.

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15.
Choice of Law; Jurisdiction; Venue.  This Agreement shall be construed in accordance with laws of the State of New York, without regard to the conflict of laws or choice of laws principles.  The Parties agree that any action or proceeding brought by any Party arising out of or related to this Agreement shall be brought in courts located in the State of New York, County of New York.  Accordingly, each of the Parties irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in New York County in connection with any action or proceeding brought during or after the term of this Agreement and arising out of or related to this Agreement and with respect to any such action or proceeding each Party irrevocably waives any objection to venue or any claim that such action or proceeding is brought in an inconvenient forum.  Notwithstanding the foregoing, Licensor shall be permitted to commence an action or proceeding in any forum to prevent or remedy the use or threatened use of Stewart’s Image, Lagasse’s Image or any of the Celebrity Trademarks in violation of the terms of this Agreement.  In the event of any action or proceeding related to this Agreement, the substantially prevailing Party shall be entitled to receive from the other Party, in addition to all other rights and remedies to which such substantially prevailing Party may be entitled, payment of its costs and expenses (including reasonable attorneys’ fees and costs of any expert witnesses) incurred in connection with the such action or proceeding and the prior investigation of the claims related thereto.

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16.
Confidentiality.  For a period of three (3) years after the disclosure by a Party to the other Party of Information (as defined below), the receiving Party (i) shall hold and shall cause its officers, directors, employees, affiliates, agents, accountants, representatives and advisors (“Representatives”) to hold in strict confidence all the terms of this Agreement and all information furnished to such Party or its Representatives in connection with the transactions contemplated by this Agreement as well as information concerning the other Party (or such Party’s affiliates) contained in analyses, compilations, studies or other documents prepared by or on behalf of such Party (or such Party’s affiliates) (collectively, the “Information”) and not use any such Information except in exercise or enforcement of its rights or performance of its obligations under this Agreement; provided that the Information shall not include any information which has become (A) generally available to the public other than as a result of a disclosure by such Party or such Party’s Representatives, (B) available to such Party on a non-confidential basis from a source other than the other Party or (C) independently acquired or developed by such Party; and (ii) shall not, without the prior written consent of the other Party, release or disclose any Information to any other person, except (A) to such Party’s Representatives who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, who are informed by such person of the confidential nature of the Information and who are caused by the relevant Party to comply with the terms and conditions of this Section 16 and (B) as may be required by applicable law, regulations or legal processes (including any disclosures of Information which are required to be made by applicable securities laws in connection with any financing activities of either Party or general disclosure requirements pursuant to the Securities Exchange Act of 1934, as amended, or the rules of the New York Stock Exchange or Nasdaq or other securities exchange on which a Party’s securities may be listed).  In the event either Party is compelled to disclose this Agreement it shall take all reasonable steps to limit the scope of such disclosure as may be requested by the other Party (at the expense of the other Party), including, with respect to any filing with the Securities and Exchange Commission, the seeking of confidential treatment of financial and other sensitive information.

17.
Notices.  Any notice or other communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) three (3) business days after the date of mailing if mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, (iii) one (1) business day after the date of delivery to a reputable overnight courier service, with all conditions for delivery satisfied, or (iv) upon electronic transmission (if an appropriate answerback confirmation is received) if delivered through such services to the following addressees:

If to Licensor, Stewart or Lagasse:

Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, NY 10036
Attention: President, Merchandising
Facsimile No. (212) 389-4536

With a Copy to: General Counsel
Facsimile No. (212) 827-8188

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If to Licensee:	TurboChef Technologies, Inc.
Suite 1900
Six Concourse Parkway
Atlanta, GA 30328
Attention: Chief Branding Officer
Facsimile No. (678) 987-1746

With a Copy to:
General Counsel
Facsimile No. (678) 987-1744

Each Party may change the contact information for its receipt of notice by written notice to the other Party in the manner prescribed above.

18.	Miscellaneous.

18.1.
    No Joint Venture:  Neither Party shall be or be deemed to be an agent, employee, partner or joint venturer of or for the other Party, and neither Party has the power to obligate or bind the other Party in any manner whatsoever.

18.2.
    Press Release:  Except to the extent required under applicable law or regulation, the Parties agree that all press releases or other publicity relating to the existence or substance of the business relationship contemplated herein shall be coordinated between the Parties and will not be released without the Parties’ written agreement.

18.3.
    Severability:  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then such provision shall be interpreted in the manner that best reflects the apparent intentions of the Parties and yet negates the element that rendered such provision illegal, unenforceable or void, or, if such interpretation is impracticable or impossible, then this Agreement shall continue in full force and effect without such provision.

18.4.
    Integration:  This Agreement contains the final and complete agreement between Licensee and Licensor with respect to the subject matter hereof.  No representations, inducements, premises or understandings exist in relation to the subject matter hereof, whether oral or written, except as expressly set forth herein, and this Agreement shall supersede all prior understandings, agreements, contracts or arrangements between the Parties, whether oral or written, unless otherwise expressly incorporated herein.  No agreement or other understanding purporting to add to or to modify the terms and conditions hereof shall be binding unless agreed to by the Parties in writing.  Any terms or conditions in any forms of the Parties used in the performance of this Agreement which are in conflict with the terms and conditions hereof shall be void.  Except as may be expressly set forth herein, nothing in this Agreement shall grant any rights to any third party.

18.5.
    Remedies Cumulative:  The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided at law or in equity, and may be exercised singularly or concurrently.

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18.6.
    No Waiver of Rights:  A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.  No waiver shall be effective unless made in a writing signed by the Party against whom enforcement of such waiver is sought.

18.7.
    Injunctive Relief:  Licensee acknowledges that the rights granted under this Agreement are of special and unique character, which gives them peculiar value, and that any breach by Licensee of any term, condition or covenant of this Agreement related to the use of Stewart’s Image, Lagasse’s Image or any of the Celebrity Trademarks will cause irreparable injury to Licensor.  Licensee acknowledges that the remedy at law for any breach by Licensee of any material term, condition or covenant of this Agreement (other than payment obligations hereunder) will be inadequate and, accordingly, in the event of any breach or threatened breach by Licensee, Licensor shall be entitled, in addition to all other remedies, to an interlocutory, other preliminary and permanent injunctions restraining any such breach, without being required to prove any actual damages or the inadequacy of its remedies at law, and without being required to post any bond or other security.

18.8.
    Construction:  When used in this Agreement, the word “including” means “including, without being limited to”; the term “sole discretion” means “sole and absolute discretion”; the singular of a term shall include the plural and the plural shall include the singular, unless such a construction would be unreasonable; and “he” or “she” may refer to the other gender; and “days” shall refer to calendar days (provided that if the last day of a calendar-day period is not a business day, then such calendar-day period shall be deemed to end on the first business day after the expiration of such calendar-day period).  In the event an obligation is to be performed  Titles and headings to Sections in this Agreement are inserted for convenience only and are not intended to

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be a part of or to affect the meaning or interpretation of this Agreement.  The Parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power and that the attorneys for each Party have had an equal opportunity to participate in the negotiation and preparation of this Agreement.  The terms of this Agreement shall not be interpreted in favor of or against any Party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the Parties hereto expressed herein.

18.9.
    Counterparts:  This Agreement (and each amendment, modification and waiver in respect thereof) may be executed and delivered in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.  Signatures may be delivered via facsimile or in PDF format by electronic mail, and signatures delivered in such manner shall be deemed originals for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By: /s/ Susan Lyne
Name: Susan Lyne
Title: CEO

TURBOCHEF TECHNOLOGIES, INC.

By: /s/ Richard E. Perlman
Name: Richard E. Perlman
Title: Chairman